Exhibit 99.1

Press Ganey Acquires Avatar International Holding Company

Boston, Massachusetts, May 3, 2016—Press Ganey Holdings, Inc. (NYSE:PGND) today announced the acquisition of Avatar International Holding Company and its subsidiary Avatar International LLC, a patient experience and employee engagement company. Press Ganey, a leading health care performance improvement firm, partners with organizations across the continuum of care and will add Avatar’s clients to its existing patient experience and caregiver engagement client base.

“For over 30 years, Press Ganey has partnered with organizations across the continuum of care to reduce patient and caregiver suffering and improve the overall quality, safety and experience of care,” said Patrick T. Ryan, CEO, Press Ganey. “Through this acquisition, Avatar clients will benefit from Press Ganey’s deep data, leading technology platform, advanced analytics and advisory services. We look forward to partnering with these organizations to help them achieve their goals.”

The transaction, which closed on May 2, 2016,  is expected to contribute revenue of $6 to $7 million in 2016 and have no material impact on 2016 adjusted EBITDA.

About Press Ganey

Press Ganey Holdings (NYSE: PGND) is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for health care organizations across the continuum of care. Celebrating 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in patient experience measurement and performance improvement solutions. Our mission is to help health care organizations reduce patient suffering and improve clinical quality, safety and the patient experience. As of January 1, 2016, we served more than 26,000 health care facilities.

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Press Ganey Media Contact:

Kristina Markos

Aria Marketing for Press Ganey

617-332-9999 x238

kmarkos@ariamarketing.com